Exhibit 99.2

Non-GAAP Financial Information

The following information provides definitions and reconciliation of non-GAAP financial measures used by the Company to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (“GAAP”). The Company has provided this non-GAAP financial information, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented by the Company that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented by the Company. The non-GAAP financial measures used by the Company may differ from similarly titled measures used by other companies.

Adjusted Gross Margin

Adjusted gross profit and adjusted gross margin are considered non-GAAP financial measures under Securities and Exchange Commission rules because they exclude certain amounts included in gross profit and gross margin calculated in accordance with GAAP. Adjusted gross profit is total revenue minus cost of revenue, excluding depreciation and amortization (which are shown separately), and adjusted gross margin is adjusted gross profit as a percentage of total revenue.

The Company’s management believes that adjusted gross margin is useful in evaluating the Company’s operating performance, as the calculation of this measure excludes the impact of non-cash depreciation and amortization charges. The Company’s management believes that by using adjusted gross margin in conjunction with GAAP gross margin, investors will get a more complete view of what management considers to be the Company’s core operating performance and allow for comparison of this measure when compared to those of prior periods. While many companies use adjusted gross margin as a performance measure, not all companies use identical calculations for determining adjusted gross margin. As such, the Company’s presentation of adjusted gross margin might not be comparable to similarly titled measures of other companies.

Adjusted EBITDA

Adjusted EBITDA is considered a non-GAAP financial measure under SEC rules because it excludes certain amounts included in net income (loss) calculated in accordance with GAAP. Specifically, adjusted EBITDA is arrived at by taking reported GAAP net income and adding back the following items: net interest expense (income), provision for (benefit from) income taxes, depreciation and amortization, other (income) expense, non-cash equity-based compensation and certain other non-recurring expenses consisting of certain one-time legal settlements and certain one-time expenses incurred in connection with acquisitions and other corporate activities, beyond those that are typically incurred.

The Company’s management believes that its adjusted EBITDA measure is useful in evaluating DocGo’s operating performance, as the calculation of this measure generally eliminates the effect of financing and income taxes and the accounting effects of capital spending and acquisitions, as well as other items of a non-recurring and/or non-cash nature. Adjusted EBITDA is not intended to be a measure of GAAP cash flow, as this measure does not consider certain cash-based expenses, such as payments for taxes or debt service.

Management believes that using adjusted EBITDA in conjunction with GAAP measures such as net income assists investors in getting a more complete picture of the Company’s financial results and operations, affording them with a more complete view of what management considers to be the Company’s core operating performance as well as offering the ability to assess such performance as compared with that of prior periods and management’s public guidance. While many companies use adjusted EBITDA as a performance measure, not all companies use identical calculations for determining adjusted EBITDA. As such, DocGo’s presentation of adjusted EBITDA might not be comparable to similarly titled measures of other companies.

Reconciliation of Non-GAAP Measures

The table below reflects the reconciliation of adjusted gross margin to GAAP gross margin, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three and six months ended June 30, 2026 compared to the same periods in 2025 on a consolidated basis, as well as for the Company’s Mobile Health Services and Transportation Services segments:

	Three Months Ended June 30,		Six Months Ended June 30,
DocGo Inc. Consolidated	2026	2025	2026	2025
Revenue	$ 73,424,719	$ 80,417,622	$ 148,975,203	$ 176,450,677
Cost of revenue (exclusive of depreciation and amortization, which are shown separately below)	(51,018,120)	(54,998,524)	(102,685,708)	(120,183,584)
Depreciation and amortization	(2,691,411)	(3,981,008)	(5,338,518)	(7,742,399)
GAAP gross profit	19,715,188	21,438,090	40,950,977	48,524,694

Depreciation and amortization	2,691,411	3,981,008	5,338,518	7,742,399
Adjusted gross profit	$ 22,406,599	$ 25,419,098	$ 46,289,495	$ 56,267,093

GAAP gross margin	26.9%	26.7%	27.5%	27.5%
Adjusted gross margin	30.5%	31.6%	31.1%	31.9%

	Three Months Ended June 30,		Six Months Ended June 30,
Mobile Health Services	2026	2025	2026	2025
Revenue	$ 21,417,771	$ 30,780,993	$ 45,043,018	$ 75,990,537
Cost of revenue (exclusive of depreciation and amortization, which are shown separately below)	(15,640,004)	(20,778,628)	(31,951,117)	(52,045,936)
Depreciation and amortization	(377,690)	(982,108)	(761,870)	(1,938,480)
GAAP gross profit	5,400,077	9,020,257	12,330,031	22,006,121

Depreciation and amortization	377,690	982,108	761,870	1,938,480
Adjusted gross profit	$ 5,777,767	$ 10,002,365	$ 13,091,901	$ 23,944,601

GAAP gross margin	25.2%	29.3%	27.4%	29.0%
Adjusted gross margin	27.0%	32.5%	29.1%	31.5%

	Three Months Ended June 30,		Six Months Ended June 30,
Transportation Services	2026	2025	2026	2025
Revenue	$ 52,006,948	$ 49,636,629	$ 103,932,185	$ 100,460,140
Cost of revenue (exclusive of depreciation and amortization, which are shown separately below)	(35,378,116)	(34,219,896)	(70,734,591)	(68,137,648)
Depreciation and amortization	(2,173,767)	(2,003,258)	(4,322,417)	(3,952,084)
GAAP gross profit	14,455,065	13,413,475	28,875,177	28,370,408

Depreciation and amortization	2,173,767	2,003,258	4,322,417	3,952,084
Adjusted gross profit	$ 16,628,832	$ 15,416,733	$ 33,197,594	$ 32,322,492

GAAP gross margin	27.8%	27.0%	27.8%	28.2%
Adjusted gross margin	32.0%	31.1%	31.9%	32.2%

The table below reflects the reconciliation of net income (loss) to adjusted EBITDA and adjusted EBITDA margin for the three and six months ended June 30, 2026 compared to the same periods in 2025 and the three months ended March 31, 2026 (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,
	2026	2025	2026	2025	2026
Net (loss) income (GAAP)	$(18.0)	$(13.3)	$(34.7)	$(24.4)	$(16.7)
(+) Net interest expense	0.1	0.4	0.2	0.9	0.1
(+) Income tax (benefit) expense	0.1	(4.6)	0.1	(8.4)	-
(+) Depreciation and amortization	2.7	4.0	5.3	7.7	2.6
(+) Other expense (income)	(0.1)	0.0	(2.2)	0.4	(2.1)
EBITDA	(15.2)	(13.5)	(31.3)	(23.8)	(16.1)

(+) Non-cash stock compensation	2.7	4.8	5.9	9.7	3.2
(+) Non-recurring expense	6.2	2.6	8.9	4.1	2.7

Adjusted EBITDA	$(6.3)	$(6.1)	$(16.5)	$(10.0)	$(10.2)

Total revenue	$73.4	$80.4	$149.0	$176.5	$75.6
Pretax income margin	(24.4)%	(22.3)%	(23.2)%	(18.6)%	(22.1)%
Net margin	(24.5)%	(16.5)%	(23.3)%	(13.8)%	(22.1)%
Adjusted EBITDA margin	(8.6)%	(7.6)%	(11.1)%	(5.7)%	(13.5)%